EXHIBIT 5(c)

[Letterhead of Pillsbury Winthrop LLP]

December 10, 2003

Goodsill Anderson Quinn & Stifel

A Limited Liability Law Partnership LLP

1099 Alakea Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

Hawaiian Electric Company, Inc., a Hawaii corporation (“HECO”), its subsidiaries, Maui Electric Company, Limited, a Hawaii corporation (“MECO”), and Hawaii Electric Light Company, Inc., a Hawaii corporation (“HELCO” and, together with HECO and MECO, the “Companies”), and HECO Capital Trust III, a statutory trust created under the laws of the State of Delaware (the “Trust”), have filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), registering: (i) 4,000,000 Cumulative Quarterly Income Preferred Securities (liquidation preference $25 per preferred security) of the Trust (the “QUIPS”), (ii) $100 million aggregate principal amount of Junior Subordinated Deferrable Interest Debentures of the Companies (the “QUIDS”) and (iii) HECO’s guarantees with respect to: (a) the QUIPS (the “Trust Guarantee”), and (b) the QUIDS of MECO and HELCO (the “Subsidiary Guarantees” and, together with the Trust Guarantee, the “Guarantees”).

The QUIPS will be issued pursuant to an Amended and Restated Trust Agreement for the Trust among HECO, The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, the administrative trustees named therein and the several holders as defined therein (the “Trust Agreement”), the QUIDS and the Subsidiary Guarantees will be issued pursuant to the respective Junior Indentures between the Companies and The Bank of New York, as indenture trustee (the “Junior Indentures”), and the Trust Guarantee will be issued pursuant to a Trust Guarantee Agreement between HECO and The Bank of New York, as trust guarantee trustee (the “Guarantee Agreement”), in each case in the respective forms filed as exhibits to the Registration Statement.

In connection with the filing of the Registration Statement by the Companies and the Trust, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Articles of Incorporation and Bylaws of the Companies, as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials.

We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts of the laws of any jurisdiction other than the State of New

Goodsill Anderson Quinn & Stifel

December 10, 2003

York. We have relied upon your opinion of even date herewith addressed to HECO and the Trust as to all matters of Hawaii law related to this opinion.

On the basis of such review, when (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of various states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of each of the Companies (or a duly appointed committee or representative thereof) authorizing the issuance and sale of the QUIPS, the QUIDS and the Guarantees, as applicable, (iii) the Junior Indentures and the Guarantee Agreement have been duly executed and delivered so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Companies, as applicable, and (iv) the QUIPS, the QUIDS and the Guarantees have been issued and sold in return for the consideration specified therefor upon the terms specified in such resolutions and in the order or orders of the Hawaii Public Utilities Commission or other applicable regulatory authorities, we are of the opinion that (1) the QUIDS will be legally issued and will be the valid and binding obligations of each of the respective Companies and (2) the Guarantees will be legally issued and will be the valid and binding obligations of HECO, in each case, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP

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